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                                                                   Exhibit 10.28

April 25, 1999


Mr. Greg Owens
315 Rainwater Road
Senoia, GA   30276


Dear Greg:

On behalf of Manugistics, Inc., as well as its parent company, Manugistics Group, Inc., and the Board of Directors of both, we are very pleased to confirm our verbal offer for the position of Chief Executive Officer, President and Member of the Board of Manugistics, Inc. and Manugistics Group, Inc. (collectively, the "Company") as of April 27, 1999, which will be considered
your "date of hire".    This position reports to the Board of Directors of the
Company.

Cash Compensation.  In this position, your annual base salary is $375,000.    In
addition, you are eligible to receive an annual incentive bonus of up to 100% of
your annual base salary.   The incentive bonus is payable as follows: 50% based
on the financial performance of the Company and 50% based upon management
objectives.   The bonuses will be payable under the plan submitted by you within the first ninety (90) days of your employment and approved by the Board of
Directors.    During the first twelve (12) months of your employment with the
Company, you will earn a minimum of fifty percent (50%) of the bonuses, payable to you by the Company on a quarterly basis.

First Year Additional Bonus.   In addition to the foregoing, the Company will
pay you an additional first year bonus of fifty thousand dollars ($50,000) as
follows:   $25,000 payable to you on or before June 15, 1999 and $25,000 payable to you on or before September 15, 1999.
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Greg Owens
Page Two
April 25, 1999

Stock Options.   We are also pleased to offer you a Stock Option package as follows:

An option, granted as of your date of hire, to purchase two million (2,000,000)
shares of Manugistics Group, Inc. common stock.    The vesting period for the
stock options under this first option shall commence on the date of grant and vest over a five (5) year period, in equal monthly increments.

In addition, you will receive an option to purchase additional shares of Manugistics Group, Inc. common stock as follows: (1) an option to purchase 500,000 shares on the last day of the fifteen (15)-day period during which the stock maintains a closing price of at least $17/share; and (2) an option to purchase 500,000 shares on the last day of the 15-day period during which the stock maintains a closing price of at least $25/share. The vesting period for the stock options under this second option shall commence on the date of grant and vest over a four (4)-year period, in equal monthly increments.

Anti-Dilution Protection. If the Board of Directors, during the twelve (12)- month period beginning on your date of hire, directs Management of the Company to obtain additional equity capital, the Company will provide to you anti-dilution protection up to the first fifteen million dollars ($15,000,000) of additional equity capital. Options made available to you as part of this anti-dilution protection will be granted upon the closing date of the additional equity capital and will be priced at then-current market price in accordance with the provisions of the Company's 1998 Stock Option Plan. Vesting will be in accordance with the original option grants specified above.

Relocation.   The Company will pay for the reasonable rent of a corporate apartment and an automobile on your behalf for a period of up to twelve (12) months (unless extended by the Board) or until you relocate your family to the
Washington, D.C. area.   It is expected that you will have relocated your family
to the Washington D.C. area by the summer of the year 2000.    The Company will
also pay the relocation costs associated with the move, which shall include, at a minimum, movement and storage of goods, closing costs on one (1) side, temporary housing, and coverage of transportation and expenses related to several house hunting trips to the area.
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Greg Owens
Page Three
April 25, 1999

Interim First Year Travel.   In addition, prior to relocating your family to the
Washington, D.C. area, the Company will cover the cost of your transportation for weekly roundtrips to your home.

Taxes.   It may be necessary for the Company to reflect relocation expenses and
interim first year travel expenses as income to you.   In such an event, the
Company will provide and pay out the applicable gross-up for taxes in order to mitigate the tax consequences to you.

Benefits. Effective on your first day of employment and as a key executive in the Company, you will be eligible for the comprehensive
Manugistics benefits program in accordance with the Company's written plans and which includes:

     o       Stock Options  as set forth above
     o       Employee Stock Purchase Plan
     o       401 (k) Retirement Plan
     o       Comprehensive Medical Care
     o       Dental Care
     o       Employee Vision Care
     o       Life Insurance
     o       Accidental Death and Dismemberment Insurance
     o       Long-Term Disability

Termination.    If the Company terminates your employment for reasons other than cause, you will receive your base salary and benefits in accordance with the Company's payroll practices during the twelve (12) month period commencing on
your termination date ("severance period").    The foregoing salary and benefits
payments will cease if you secure alternative employment during the severance period. In addition, if the Company terminates your employment for reasons other than cause, the Company will continue the monthly vesting of the options granted to you pursuant to this letter for a period of six (6) months following your termination date.

Change of Control. In the event that the Company has a change of control, which is defined as fifty one percent (51%) of the Company's voting stock having a
change in ownership:     (a)   if your responsibilities are not affected,  fifty
percent (50%) of your outstanding options set out above shall immediately vest;
(b)  if your responsibilities are significantly
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Greg Owens
Page Four
April 25, 1999

diminished or you are constructively terminated, i.e. your responsibilities no longer consist of those reasonably associated with the position of Chief Executive Officer and President, one hundred percent (100%) of the outstanding options set out above shall immediately vest.

Final Determination by Board.   All compensation and benefits included as part
of this offer will conform to the Company's standard policies, practices and plans. In the event of any question with regard to the compensation and benefits described in this letter, The Compensation Committee of the Board of Directors will make the final determination with regard to any interpretation relating to the elements of your compensation package.

In keeping with Manugistics policy, all offers are contingent upon execution of Manugistics, Inc.'s Conditions of Employment.

Please signify your acceptance of this offer by signing and dating this letter.

We look forward to your joining Manugistics as its new Chief Executive Officer, President and Member of the Board of Directors, and we are confident that the association will be mutually rewarding.

Sincerely,

Manugistics, Inc.
Manugistics Group, Inc.



William M. Gibson, Chairman



Accepted by Greg Owens:



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